Exhibit 99.1

Fluor Corporation	Brian Mershon / Brett Turner
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 / 864-281-6976 tel

469.398.7000 main tel	Geoff Telfer / Jason Landkamer
Investor Relations
469.398.7070 / 469.398.7222 tel

News Release

FLUOR REPORTS FIRST QUARTER RESULTS

•                  FIRST QUARTER EPS OF $0.74

•                  NEW AWARDS OF $4.7 BILLION; BACKLOG OF $46 BILLION

IRVING, TEXAS — May 5, 2016 — Fluor Corporation (NYSE: FLR) today announced financial results for its first quarter ended March 31, 2016.  Net earnings attributable to Fluor for the first quarter were $104 million, or $0.74 per diluted share, compared to $144 million, or $0.96 per diluted share a year ago.  Results for the quarter include $22 million in pre-tax expenses associated with the recent acquisition of Stork and other matters. Excluding these expenses the company reported net earnings of $120 million, or $0.85 per diluted share.  Consolidated segment profit for the quarter was $241 million, compared to $276 million a year ago.  Segment profit results reflect reduced mining activities compared to a year ago.  First quarter revenue of $4.4 billion compares to $4.5 billion in the prior year.

New awards for the quarter were $4.7 billion, including $2.3 billion in Government, $1.4 billion in Industrial, Infrastructure & Power, $579 million in Energy, Chemicals & Mining and $404 million in Maintenance, Modification & Asset Integrity.  Consolidated ending backlog of $46 billion includes Stork’s backlog of $1.5 billion.  Consolidated backlog at the end of the first quarter last year was $41.2 billion.

“Our new awards in the first quarter reflect the diversity of our business across multiple industries,” said Fluor Chairman and Chief Executive Officer David Seaton.  “Although some prospective projects have been deferred, and active projects slowed, this diversity shows we can continue to fuel long-term growth in a challenging business environment. I’m particularly encouraged by the strength we see in infrastructure and government.”

Corporate G&A expense for the first quarter of 2016 was $55 million, compared with $41 million a year ago primarily due to transaction costs related to the acquisition of Stork.  Fluor’s cash and marketable securities balance at the end of the first quarter was $2 billion.  During the quarter, the company generated $115 million in cash flow from operating activities, and paid out $30 million in dividends.

Outlook

Although new awards and backlog position the company well for the long term, clients in the Energy, Chemicals and Mining segment continue to extend projects and delay final investment decisions.  This has resulted in a lower than anticipated trajectory for full year revenue.  Taking this into consideration, the company is reducing its 2016 guidance range, originally issued in October, of $3.50 to $4.00 per diluted share to $3.25 to $3.65 per diluted share.

Business Segments

Fluor’s Energy, Chemicals & Mining segment reported segment profit of $182 million, compared to $218 million in the first quarter of 2015.  Revenue of $2.4 billion declined from $3.0 billion a year ago primarily due to lower mining activities.  New awards for the segment totaled $579 million, and ending backlog was $26.8 billion compared to $29.7 billion a year ago.

The Industrial, Infrastructure & Power segment reported segment profit of $12 million, compared to $10 million in the first quarter of 2015.  Revenue for the segment increased 52 percent to $833 million from $547 million a year ago.  Results for the quarter reflect execution on two nuclear power projects for Westinghouse, partially offset by reduced activities in infrastructure.  New awards in the first quarter were $1.4 billion including the Loop 202 South Mountain Freeway Project in Arizona.  Ending backlog for the segment was $10.3 billion, up from $4.8 billion a year ago.

The Government segment reported segment profit of $17 million, compared to $15 million a year ago.  Revenue for the quarter was $686 million, compared to $646 million a year ago.  First quarter new awards of $2.3 billion include the Idaho Cleanup Project Core Contract and a multi-year extension of our Portsmouth project in Piketon, Ohio.  Ending backlog was $5.2 billion, up from $4.2 billion a year ago.

The Maintenance, Modification & Asset Integrity segment reported a segment profit of $30 million in the first quarter of 2016, compared to $34 million a year ago.  Revenue for the quarter was $461 million compared to $373 million in the first quarter of 2015.  Results for the quarter reflect one month of contributions from the Stork business, offset by declines in the equipment business line.  New awards totaled $404 million for the quarter, and ending backlog was $3.7 billion, up from $2.5 billion a year ago.

First Quarter Conference Call

Fluor will host a conference call at 5:30 p.m.  Eastern time on Thursday, May 5, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.  Certain non-GAAP financial measures, as defined under SEC rules, are included in this press release and may be discussed during the conference call.  A reconciliation of these measures is included in this press release which will be posted in the investor relations section of the company’s website.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is a global engineering, procurement, fabrication, construction and maintenance company that designs, builds and maintains capital-efficient facilities for its clients on six continents.  For more than a century, Fluor has served clients by delivering innovative and integrated solutions for our clients across the globe.  With headquarters in Irving, Texas, Fluor ranks 136 on the FORTUNE 500 list with revenue of $18.1 billion in 2015 and has 59,000 employees worldwide.  For more information, please visit www.fluor.com or follow us on Twitter @FluorCorp.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” is “positioned” or other similar expressions).  These forward-looking statements, including statements relating to future growth, backlog, earnings and the outlook for the Company’s business are based on current management expectations and involve risks and uncertainties.  Actual results may differ materially as a result of a number of factors, including, among other things, the cyclical nature of many of the markets the Company serves, including the Company’s Energy, Chemicals & Mining commodity-based segment; the Company’s failure to receive anticipated new contract awards; difficulties or delays incurred in the execution of contracts, including those caused by the performance of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; failure of our joint venture or other partners to perform their obligations; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings or claims; client delays or defaults in making payments; intense competition in the industries in which we operate; current economic conditions affecting our clients, partners, subcontractors and suppliers; cyber-security breaches;  failure to meet timely completion or performance standards; liabilities arising from faulty services; client cancellations of, or scope adjustments to, existing contracts; risks or uncertainties associated with acquisitions, dispositions and investments; risks arising from the inability to successfully integrate acquired businesses; foreign economic and political uncertainties; risks or uncertainties associated with events outside of our control; the Company’s failure, or the failure of our agents or partners, to comply with laws; the potential impact of certain tax matters; possible information technology interruptions or inability to protect intellectual property; liabilities associated with the performance of nuclear services; foreign exchange risks; the inability to hire and retain qualified personnel; failure to maintain safe worksites and international security risks; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; possible limitations on bonding or letter of credit capacity; and the Company’s ability to secure appropriate insurance.  Caution must be exercised in relying on these and other forward-looking statements.  Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A.  Risk Factors” in the Company’s Form 10-K filed on February 18, 2016.  Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7070.  The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED MARCH 31	2016	2015
Revenue	$4,423.9	$4,548.6
Cost and expenses:
Cost of revenue	4,168.1	4,251.2
Corporate general and administrative expense	55.1	41.1
Interest expense, net	11.5	7.4
Total cost and expenses	4,234.7	4,299.7
Earnings before taxes	189.2	248.9
Income tax expense	70.2	83.3
Net earnings	119.0	165.6
Less: Net earnings attributable to noncontrolling interests	14.7	21.5
Net earnings attributable to Fluor Corporation	$104.3	$144.1

Basic earnings per share
Net earnings	$0.75	$0.98
Weighted average shares	139.0	147.7

Diluted earnings per share
Net earnings	$0.74	$0.96
Weighted average shares	140.9	149.9

New awards	$4,681.4	$4,447.7
Backlog	$45,989.5	$41,194.8
Work performed	$4,311.3	$4,419.0

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED MARCH 31	2016		2015 (1)
Revenue
Energy, Chemicals & Mining	$2,443.5		$2,982.7
Industrial, Infrastructure & Power (2)	833.3		546.7
Government	686.0		646.0
Maintenance, Modification & Asset Integrity	461.1		373.2
Total revenue	$4,423.9		$4,548.6

Segment profit $ and margin %
Energy, Chemicals & Mining	$182.0	7.4%	$217.8	7.3%
Industrial, Infrastructure & Power (2)	11.9	1.4%	9.7	1.8%
Government	17.1	2.5%	14.8	2.3%
Maintenance, Modification & Asset Integrity	30.1	6.5%	33.6	9.0%
Total segment profit $ and margin %	$241.1	5.4%	$275.9	6.1%

Corporate general and administrative expense	(55.1)		(41.1)
Interest expense, net	(11.5)		(7.4)
Earnings attributable to noncontrolling interests	14.7		21.5
Earnings from continuing operations before taxes	$189.2		$248.9

(1) During the first quarter of 2016, the company changed the composition of its reportable segments to better reflect the diverse end markets that the company serves. Segment operating information for 2015 has been recast to reflect these changes.

(2) Includes research and development expenses associated with NuScale totaling $26 million and $17 million for the three months ended March 31, 2016 and 2015, respectively.

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	MARCH 31,	DECEMBER 31,
	2016	2015
Cash and marketable securities, including noncurrent	$2,017.5	$2,367.6
Total current assets	5,402.9	5,105.4	(1)
Total assets	9,001.7	7,625.4	(1)
Total short-term debt	118.9	—
Total current liabilities	3,589.9	2,935.4
Long-term debt	1,572.0	986.6	(1)
Shareholders’ equity	3,088.6	2,997.3

Total debt to capitalization % (based on shareholders’ equity)	35.4%	24.8%
Shareholders’ equity per share	$22.18	$21.56

SELECTED CASH FLOW ITEMS

($ in millions)

THREE MONTHS ENDED MARCH 31	2016	2015

Cash provided by operating activities	$114.7	$39.3

Investing activities
Net (purchases) sales and maturities of marketable securities	98.7	47.6
Capital expenditures	(48.6)	(73.9)
Proceeds from disposal of property, plant and equipment	25.9	29.9
Investments in partnerships and joint ventures	(402.4)	(21.5)
Acquisitions	(240.8)	—
Other items	7.2	(0.2)
Cash utilized by investing activities	(560.0)	(18.1)

Financing activities
Repurchase of common stock	(9.7)	(111.7)
Dividends paid	(29.9)	(32.4)
Proceeds from issuance of 1.75% Senior Notes	552.9	—
Debt issuance costs	(3.2)	—
Repayment of Stork Notes and other borrowings	(326.3)	—
Borrowings under revolving lines of credit	760.0	—
Repayment of borrowings under revolving lines of credit	(760.0)
Distributions paid to noncontrolling interests, net of capital contributions	(11.6)	(2.8)
Other Items	(1.4)	(7.1)
Cash provided (utilized) by financing activities	170.8	(154.0)

Effect of exchange rate changes on cash	22.1	(49.0)

Decrease in cash and cash equivalents	$(252.4)	$(181.8)

Depreciation	$47.1	$47.8

(1) Certain amounts in 2015 have been reclassified to conform to the 2016 presentation due to the implementation of new accounting pronouncements.

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED MARCH 31	2016		2015 (1)

Energy, Chemicals & Mining	$579	12%	$3,348	75%
Industrial, Infrastructure & Power	1,433	31%	530	12%
Government	2,266	48%	74	2%
Maintenance, Modification & Asset Integrity	404	9%	496	11%
Total new awards	$4,682	100%	$4,448	100%

BACKLOG TRENDS

($ in millions)

AS OF MARCH 31	2016		2015(1)

Energy, Chemicals & Mining	$26,786	58%	$29,742	72%
Industrial, Infrastructure & Power	10,319	23%	4,793	12%
Government	5,180	11%	4,171	10%
Maintenance, Modification & Asset Integrity	3,705	8%	2,489	6%
Total backlog	$45,990	100%	$41,195	100%

United States	$19,782	43%	$15,245	37%
The Americas (excluding the United States)	9,797	21%	11,426	28%
Europe, Africa and the Middle East	13,756	30%	11,559	28%
Asia Pacific (including Australia)	2,655	6%	2,965	7%
Total backlog	$45,990	100%	$41,195	100%

(1) During the first quarter of 2016, the company changed the composition of its reportable segments to better reflect the diverse end markets that the company serves. New awards and backlog for 2015 have been recast to reflect these changes.